Exhibit 3.2

CERTIFIEDTO BE A TRUE AND CORRECT COPY AS TAKEN FROM AND COMPARED WITH THE ORIGINAL ON FiLE IN THIS OFFICE AUG - 2 2005 /s/ Mark Hammond SECRETARY OF SOUTH CAROLINA	STATE OF SOUTH CAROLINA SECRETARY OF STATE ARTICLES OF AMENDMENT

Pursuant Section 33-10-106 of the 1976 South Carolina Code of Laws, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.	The name of the corporation is Commercial Marketing Corp.

2.	Date of Incorporation June 12, 2000

3.	Agent's Name and Address Charles W, Jones, Jr., 9570 Two Notch Road, #4, Columbia, SC 29223

4.	On July 21, 2005, the corporation adopted the following Amendment (s) of its Articles of Incorporation: (Type or attach the complete text of each Amendment)

The number of shares the Corporation is authorized to issue is increased to One Hundred (100)
Million shares.
The name of the Corporation is amended to CMARK International, Inc.

5.
The manner, if not set forth in the Amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (if not applicable, insert "not applicable" or "NA").

NA

6.	Complete either "a" or "b", whichever is applicable.

a.
☒ Amendment(s) adopted by shareholder action.
At the date of adoption of the Amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:

	Number of	Number of	Number of Votes	Number of Undisputed*
Voting	Outstanding	Votes Entitled	Represented at	Shares
Group	Shares	to be Cast	the meeting	For or	Against
Corn	100	100	100	100	-0-

050802-0155 FILED: 08/02/2006
CMARK INTERNATIONAL, INC.
Filing Fee: $110.00 ORIG

Mark Hammond South Carolina Secretary of State

Commercial Marketing Corp.
Name of Corporation

*NOTE:
Pursuant to Section 33-10-106(6)(i) of the 1976 South Carolina Code of Laws, as amended, the corporation can alternatively state the total number of disputed shares cast for the amendment by each voting group together with a statement that the number of cast for the amendment by each voting group was sufficient for approval by that voting group.

b. ☐
The Amendment(s) was duly adopted by the incorporators or board of directors without shareholder approval pursuant to Section 33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina Code of Laws, as amended, and shareholder action was not required.

7.
Unless a delayed dated is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State (See Section 33-1-230(b) of 1976 South Carolina Code of Laws, as amended)

Date 7/21/2005	Commercial Marketing Corp.
Name of Corporation

/s/ Charles W. Jones, Jr.
Signature

Charles W. Jones, Jr., President
Type or Print Name and Office

FILING INSTRUCTIONS

1.	Two copies of this form, the original and either a duplicate original or a conformed copy, must by filed.

2.	If the space in this form is insufficient, please attach additional sheets containing a reference to the appropriate paragraph in this form.

3.	Filing fees and taxes payable to the Secretary of State at time of filing application.

Filing Fee	$ 10.00
Filing tax	100.00
Total	$110.00

Return to :	Secretary of State
P.O. Box 11350
Columbia, SC 29211

DOM-ARTICLES OF AMENDMENT.doc	Form Revised by South Carolina
Secretary of State, January 2000